Exhibit 4.6

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

PREFERRED STOCK PURCHASE WARRANT

Warrant No.

Number of Shares: 51,929 shares of Series D Preferred Stock

ZOOSK, INC.

Effective as of March 24, 2011

Void after March 24, 2018 (or such earlier date as specified herein)

1.          Issuance.  This Preferred Stock Purchase Warrant (the “Warrant”) is issued to LIGHTHOUSE CAPITAL PARTNERS VI, L.P. (“Lighthouse”) by ZOOSK, INC., a Delaware corporation (hereinafter with its successors called the “Company”).

2.          Purchase Price; Number of Shares.

(a)        The registered holder of this Warrant (the “Holder”), is entitled upon surrender of this Warrant with the subscription form or Net Issuance Election Notice form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share of $3.37 (the “Series D Purchase Price”), 51,929 fully paid and nonassessable shares of the Company’s Series D Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to further adjustment as hereinafter provided. The person or persons in whose name or names any certificate representing shares of Preferred Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

3.          Payment of Purchase Price.  The Purchase Price may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing.

4.          Net Issue Election.  The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Preferred Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Preferred Stock as is computed using the following formula:

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X =  Y(A-B)

    A

where:	X =	the number of shares of Preferred Stock to be issued to the Holder pursuant to this Section 4.

	Y =	the number of shares of Preferred Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

	A =	the Fair Market Value (defined below) of one share of Preferred Stock, as determined at the time the net issue election is made pursuant to this Section 4.

	B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

“Fair Market Value” of a share of Preferred Stock (or fully paid and nonassessable shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) if the Preferred Stock has been automatically converted into Common Stock) as of the date that the net issue election is made (the “Determination Date”) shall mean:

(i)        If the net issue election is made in connection with and contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the 1933 Act (a “Public Offering”), and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible.

(ii)      If the net issue election is not made in connection with and contingent upon a Public Offering, then as follows:

(a)       If traded on a securities exchange or NASDAQ market or system, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such exchange or market over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible;

(b)       If otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible; and

(c)       If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Company’s Board of Directors.

5.          Partial Exercise.  This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

6.          Fractional Shares.  In no event shall any fractional share of Preferred Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant in its entirety, the Holder would, except as provided in this Section 6, be entitled to receive a fractional share of Preferred Stock, then the Company shall receive a cash payment equal to the fair market value of the fractional share that would otherwise be issuable.

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7.          Expiration Date; Automatic Exercise.        This Warrant shall expire at the close of business on March 24, 2018, and shall be void thereafter (the “Expiration Date”). Notwithstanding the foregoing, this Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 4 hereof, without any further action on behalf of the Holder, immediately prior to the time this Warrant would otherwise expire pursuant to the preceding sentence.

Notwithstanding the term of this Warrant fixed pursuant to this Section 7 and notwithstanding the requirements of Section 11, and provided Holder has received advance written notice of at least ten (10) days and has not earlier exercised this Warrant, and provided this Warrant has not been assumed by the successor entity (or parent thereof), upon the consummation of a Merger (as defined below), this Warrant shall automatically be exercised pursuant to Section 4 hereof, without any action by Holder. “Merger” means: (i) a sale of all or substantially all of the Company’s assets to an Unaffiliated Entity (as defined below), or (ii) the merger, consolidation or acquisition of the Company with, into or by an Unaffiliated Entity (other than a merger or consolidation for the principle purpose of changing the domicile of the Company or a bona fide round of preferred stock equity financing), that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company. “Unaffiliated Entity” means any entity that is owned or controlled by parties who own less than twenty percent (20%) of the combined voting power of the voting securities of the Company immediately prior to such merger, consolidation or acquisition. Notwithstanding the foregoing, in the event that any outstanding warrants to purchase equity securities of the Company are assumed by the successor entity of a Merger (or parent thereof), this Warrant shall also be similarly assumed. The Company agrees to promptly give the Holder written notice of any proposed Merger and written notice of termination of any proposed Merger. Notwithstanding anything to the contrary in this Warrant, the Holder may rescind any exercise of its purchase rights after a notice of termination of the proposed Merger if the exercise of this Warrant occurred after the Company notified the Holder that the Merger was proposed or if the exercise was otherwise precipitated by such proposed Merger, provided, however that such rescission right must be exercised within thirty (30) days of receipt of such written notice of termination of the proposed Merger. In the event of such rescission, this Warrant will continue to be exercisable on the same terms and conditions.

8.          Reserved Shares; Valid Issuance.  The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Preferred Stock and Common Stock free from all preemptive or similar rights therein, as will be sufficient to permit, respectively, the exercise of this Warrant in full and the conversion into shares of Common Stock of all shares of Preferred Stock receivable upon such exercise. The Company further covenants that such shares as may be issued pursuant to such exercise and/or conversion will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

9.          Stock Splits and Dividends.  If after the date hereof the Company shall subdivide the Preferred Stock, by split-up or otherwise, or combine the Preferred Stock, or issue additional shares of Preferred Stock in payment of a stock dividend on the Preferred Stock, the number of shares of Preferred Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

10.       Adjustments for Diluting Issuances.  The other antidilution rights applicable to the Preferred Stock of the Company are set forth in the Amended and Restated Certificate of Incorporation, as amended from time to time (the “Articles”), a true and complete copy in its current form which is attached hereto as Exhibit A. Such rights shall not be restated, amended or modified in any manner which affects the shares of Preferred Stock issuable to the Holder pursuant to this Warrant differently and adversely than the shares of Preferred Stock outstanding on the date of such restatement, amendment or modification, without such Holder’s prior written consent. The Company shall promptly provide the Holder hereof with any restatement, amendment or modification to the Articles promptly after the same has been made.

11.       Mergers and Reclassifications; Redemption or Conversion of Preferred Stock.

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(a)        Subject to Section 7 with respect to a Merger, if after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Preferred Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price, if any, and the number of shares issuable hereunder and the provisions relating to the net issue election) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this Section 11, the term “Reorganization” shall include without limitation any reclassification, capital reorganization or change of the Preferred Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 9 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Preferred Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.

(b)        If all of the outstanding shares of Preferred Stock are redeemed or converted into shares of Common Stock, then this Warrant shall automatically become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the shares of Preferred Stock received thereupon had been simultaneously converted into shares of Common Stock immediately prior to such event, and the Purchase Price shall be automatically adjusted to equal the number obtained by dividing (i) the aggregate Purchase Price of the shares of Preferred Stock for which this Warrant was exercisable immediately prior to such redemption or conversion, by (ii) the number of shares of Common Stock for which this Warrant is exercisable immediately after such redemption or conversion.

12.       Certificate of Adjustment.   Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s vice president of finance, chief financial officer or other officer entitled to execute documentation pursuant to the Loan Agreement setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

13.       Notices of Record Date, Etc.  In the event of:

   (a)        any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

   (b)        any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or

   (c)        any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least ten (10) days prior to the date specified in such notice on which any such action is to be taken.

14.       Representations, Warranties and Covenants.    This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

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   (a)        The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

   (b)        The shares of Preferred Stock issuable upon the exercise of this Warrant have been or will be duly authorized and reserved for issuance by the Company when exercisable and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

   (c)        The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Preferred Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s Articles or by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity other than (1) the notice filings required by Rule 503 under the 1933 Act, and Section 25102.1 of the California Corporate Securities Law of 1968, as amended, and (2) the Company consents requirements with respect to the amendment of the Rights Agreement contemplated in Section 15 below.

   (d)        As long as this Warrant is, or any shares of Preferred Stock issued upon exercise of this Warrant or any shares of Common Stock issued upon conversion of such shares of Preferred Stock are, issued and outstanding, the Company will provide to the Holder the financial and other information described in the Loan and Security Agreement between Company and Lighthouse Capital Partners VI, L.P. dated August 23, 2010, as amended, provided that the rights set forth in this Section 14(d) shall terminate and be of no further force or effect upon (1) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the 1933 Act in connection with the firm commitment underwritten offering of its securities to the general public or (2) subject to the survival of this Warrant pursuant to Section 7, the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different state or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor.

   (e)        So long as this Warrant has not terminated, Holder shall be entitled to receive such financial and other information as the Holder would be entitled to receive under the Stock Purchase Agreement applicable to the Preferred Stock if Holder were a holder of that number of shares issuable upon full exercise of this Warrant.

   (f)        Attached hereto as Exhibit B is a capitalization table summarizing the capitalization of the Company. Once per calendar quarter, the Company will provide Holder, upon request, with a current capitalization table indicating changes, if any, to the number of outstanding shares of common stock and preferred stock.

15.       Registration Rights.    The Company shall cause, to the extent necessary, the Amended and Restated Investors’ Rights Agreement by and among the Company and certain stockholders of the Company, dated as of November 25, 2009, as amended (the “Rights Agreement”) to be amended such that Holder shall be an Investor pursuant to the Rights Agreement and the shares of Common Stock issuable upon conversion of the shares of Preferred Stock issuable upon exercise of this Warrant shall constitute “Registrable Securities,” for the purposes of Sections 1.3 and 1.4 of the Rights Agreement.

16.       Amendment.    The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder and the Company.

17.       Representations and Covenants of the Holder.    This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

Zoosk, Inc. Warrant

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   (a)        Investment Purpose.    The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Holder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

   (b)        Accredited Investor.    Holder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

   (c)        Private Issue.    The Holder understands (i) that the Preferred Stock issuable upon exercise of the Holder’s rights contained herein is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 17.

   (d)        Financial Risk.    The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

   (e)        Rule 144.    The Holder acknowledges that this Warrant, the Preferred Stock and the Common Stock must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the 1933 Act.

   (f)        Lock-Up Period; Agreement.  In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering; provided however that, if during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this subsection (a) shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement. In order to enforce the obligations described in this Section 17(f), the Company may impose stop-transfer instructions with respect to the securities of the Holder. The foregoing provisions shall not apply to any sale of any shares pursuant to an underwriting agreement. Holder agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s initial public offering that are consistent with this Section 17(f) or that are necessary to give further effect thereto. Holder (and any subsequent transferee) agrees that it will not transfer securities of the Company, including but not limited to this Warrant, unless each transferee agrees in writing to be bound by all of the provisions of this Section 17(f).

18.       Notices, Transfers, Etc.

   (a)        Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.

   (b)        Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this

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Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Preferred Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

   (c)        In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant

19.       No Impairment. The Company will not, by amendment of its Articles or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

20.       Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its principles regarding conflicts of laws.

21.       Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

22.       Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

23.       Qualifying Public Offering. If the Company shall effect a firm commitment underwritten public offering of shares of Common Stock which results in the conversion of the Preferred Stock into Common Stock pursuant to the Company’s Articles in effect immediately prior to such offering, then, effective upon such conversion, this Warrant shall change from the right to purchase shares of Preferred Stock to the right to purchase shares of Common Stock, and the Holder shall thereupon have the right to purchase, at a total price equal to that payable upon the exercise of this Warrant in full, the number of shares of Common Stock which would have been receivable by the Holder upon the exercise of this Warrant for shares of Preferred Stock immediately prior to such conversion of such shares of Preferred Stock into shares of Common Stock, and in such event appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, the provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant and the provisions relating to the net issue election) shall thereafter be applicable to any shares of Common Stock deliverable upon the exercise hereof.

24.       Value. The Company and the Holder agree that the value of this Warrant on the date of grant is $100.

ZOOSK, INC.

By:	/s/ Alex Mehr

Name:	Alex Mehr

Title:	Co-CEO

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Subscription

To:

Date:

The undersigned hereby subscribes for                  shares of Preferred Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

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Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 4 to surrender the right to purchase shares of Preferred Stock pursuant to this Warrant. The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Zoosk, Inc. Warrant

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Assignment

For value received                                                                                                                        hereby sells, assigns and transfers unto

[Please print or typewrite name and address of Assignee]

the within Warrant, and does hereby irrevocably constitute and appoint                                                                                                       its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

Signature

Name for Registration

In the Presence of:

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EXHIBIT A

Amended and Restated Certificate of Incorporation

See attached pages.

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AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZOOSK, INC.

The undersigned, Alexander Mehr, hereby certifies that:

1.	He is the duly elected and acting President and Co-Chief Executive Officer of Zoosk, Inc., a Delaware corporation.

2.	The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on April 3, 2007 under the name of “Pollection Inc.”

3.	The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

“ARTICLE I

The name of this corporation is Zoosk, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)      Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 75,770,276 shares, each with a par value of $0.0001 per share. 48,500,000 shares shall be Common Stock and 27,270,276 shares shall be Preferred Stock.

(B)      Rights. Preferences and Restrictions of Preferred Stock.      The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) are as set forth below in this Article IV(B). 3,091,191 shares of Preferred Stock shall be designated “Series A Preferred Stock.” 10,233,632 shares of Preferred Stock shall be designated “Series B Preferred Stock,” 4,820,827 shares of Preferred Stock shall be designated “Series C Preferred Stock” and 9,124,626 shares of Preferred Stock shall be designated “Series D Preferred Stock.”

1.        Dividend Provisions.  The holders of shares of Preferred Stock shall be entitled to receive, on a pari passu basis, dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (a) $0.010352 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred Stock, (b) $0.032872 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred Stock, (c) $0.099568 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series C Preferred Stock, and (d) $0.269600 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series D Preferred Stock, payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative. Any partial payment of dividends will be made among the holders of Series A, Series B, Series C and Series D Preferred Stock in proportion to the full dividend amounts each such holder would otherwise be entitled to receive pursuant to this Section 1. After payment of such dividends, any additional dividends (other than dividends on Common Stock payable solely in Common Stock) shall be distributed among the holders of Series A, Series B, Series C and Series D Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock).

2.        Liquidation.

(a)       Preference. In  the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $0.1294 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series A Preferred Stock then held by them, (ii) $0.4109 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series B Preferred Stock then held by them, (iii) $1.2446 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series C Preferred Stock then held by them and (iv) $3.3700 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series D Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid

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preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)       Remaining Assets.  Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Transaction, as defined below, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(c)       Certain Acquisitions.

(i)       Deemed Liquidation.  For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if (A) the Corporation shall sell, convey, transfer or otherwise dispose of all or substantially all of its property or business; (B) the Corporation shall merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation); (C) the Corporation shall enter into any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s capital stock is transferred; (D) an actual liquidation, dissolution or winding up of this Corporation; or (E) an exclusive license of all or substantially all of this Corporation’s intellectual property (any such transaction, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation or (ii) an equity financing for primarily capital raising purposes in which the Corporation is the surviving corporation. In the event of a merger or consolidation of the Corporation that is deemed pursuant to this section to be a Liquidation Transaction, all references in this Section 2 to “assets of the Corporation” shall be deemed instead to refer to the aggregate consideration to be paid to the holders of the Corporation’s capital stock in such merger or consolidation. Nothing in this subsection 2(c)(i) shall require the distribution to stockholders of anything other than proceeds of such transaction in the event of a merger or consolidation of the Corporation. The treatment of any particular transaction or series of related transactions as a Liquidation Transaction may be waived (A) with respect to the Series A, Series B and Series C Preferred Stock by the vote or written consent of the holders of a majority of the outstanding Series A, Series B and Series C Preferred Stock (voting together as a single class and on an as-converted basis) and (B) with respect to the Series

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D Preferred Stock by the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate class.

(ii)       Valuation of Consideration.  In the event of a Liquidation Transaction as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)      Securities not subject to investment letter or other similar restrictions on free marketability:

(1)       If traded on a securities exchange, the value shall be the average of the closing prices of the securities on such exchange over the 10 trading-day period ending three (3) business days prior to the closing;

(2)       If actively traded over-the-counter, the value shall be the average of each day’s average of the closing bid and ask prices over the 10 trading day period ending three (3) business days prior to the closing; and

(3)       If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)      The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii)      Notice of Liquidation Transaction.    The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, (A) with respect to the Series A, Series B and Series C Preferred Stock, upon the written consent of the holders of a majority of the voting power of the outstanding Series A, Series B and Series C Preferred Stock that are entitled to such notice rights (voting together as a single class and on an as-converted basis) and, (B) with respect to the Series D Preferred Stock, upon the written consent of the holders of a majority of the voting power of the then outstanding shares of Series D Preferred Stock that are entitled to such notice rights, (voting together as a separate class).

(iv)      Effect of Noncompliance.  In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).

3.         Redemption.  The Preferred Stock is not redeemable at the option of the holder.

4.         Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)       Right to Convert.    Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $0.1294 in the case of the Series A Preferred Stock, (ii) $0.4109 in the case of the Series B Preferred Stock, (iii) $1.2446 in the case of the Series C Preferred Stock and (iv) $3.3700 in the case of the Series D Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $0.1294 for shares of Series A Preferred Stock, $0.4109 for shares of Series B Preferred Stock, $1.2446 for shares of Series C Preferred Stock and $3.3700 for shares of Series D Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

(b)       Automatic Conversion.

(i)        Except as provided below in Section 4(c), each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $6.74 per share (as adjusted for stock splits, stock dividends, reclassification and the like) and which results in aggregate cash proceeds to the Corporation of not less than $50,000,000 (net of underwriting discounts and commissions) (a “Qualified Public Offering”).

(ii)        Each share of Series A, Series B and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of at least sixty-seven percent of the then outstanding shares of Series A, Series B and Series C Preferred Stock, voting together as a single class and on an as-converted basis.

(iii)      Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate class.

(c)       Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to voluntarily convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) or 4(b)(iii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)       Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances,  Splits and Combinations. The Conversion Prices of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)        Issuance of Additional Stock below Purchase Price.  If the Corporation should issue, at any time after the date upon which any shares of Series A, Series B, Series C and Series D Preferred Stock were first issued (the “Purchase Date” with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock (which would not otherwise result in an adjustment pursuant to this Section 4), the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A)      Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B)      Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than:

(1)       Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2)       Shares of Common Stock (or options therefor) issued or issuable to employees, consultants or directors of the Corporation or any subsidiary directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors, provided that such number of shares shall not exceed 6,397,922 in the aggregate unless a greater number is approved by the Board of Directors, including the Series D Director (as defined below);

(3)       Capital stock, or options or warrants to purchase capital stock, issued to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the terms of which are approved by the Board of Directors, including the Series D Director;

(4)       Shares of Common Stock or Preferred Stock issuable upon conversion or exercise of convertible or exercisable securities outstanding as of the date of this Amended and Restated Certificate of Incorporation including, without limitation, warrants, notes or stock options;

(5)       Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors, including the Series D Director;

(6)       Shares of Common Stock issued or issuable in a Qualified Public Offering;

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(7)       Capital stock issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors, including the Series D Director;

(8)       With respect to the adjustment of the Conversion Price of the Series A, Series B and Series C Preferred Stock, shares of Common Stock issued or issuable with the affirmative vote of a majority of the then-outstanding shares of Series A, Series B and Series C Preferred Stock, voting together as a single class and on an as-converted basis; and

(9)       With respect to the adjustment of the Conversion Price of the Series D Preferred Stock, shares of Common Stock issued or issuable with the affirmative vote of a majority of the then-outstanding shares of Series D Preferred Stock, voting together as a separate class.

(C)      No Fractional Adjustments. No adjustment of the Conversion Price for the Series A, Series B, Series C and Series D Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward or, if earlier, the date of any conversion of such Preferred Stock.

(D)      Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)      Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the applicable Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1)       The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution

8

adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).

(2)       In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of each of the Series A, Series B, Series C and Series D Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)       Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4)       The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F)      No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)       Stock Splits and Dividends. In the event the Corporation should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date

9

is fixed), the Conversion Price of each of the Series A, Series B, Series C and Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii)       Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each of the Series A, Series B, Series C and Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)       Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends and distributions described in Section 2) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)       Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of that number of shares of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)       No Fractional Shares and Certificate as to Adjustments.

(i)        No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional

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share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii)       Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A, Series B, Series C and Series D Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h)       Notices of Record Date. In the event that this Corporation shall propose at any time (i) to declare any dividend or other distribution or take a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right or (ii) to effect any reclassification or recapitalization, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)       Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j)       Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5.         Voting Rights.

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(a)        Except as otherwise expressly provided herein or by law, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)        The number of directors that shall constitute the whole Board of Directors shall be seven (7). For so long as an aggregate of at least 1,000,000 shares of Series A Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock dividends, reclassifications and the like), the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series A Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of any such director. For so long as an aggregate of at least 1,000,000 shares of Series B Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock dividends, reclassifications and the like), the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series B Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of any such director. For so long as an aggregate of at least 1,000,000 shares of Series D Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock dividends, reclassifications and the like), the holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series D Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of any such director. The holders of Common Stock and Preferred Stock, voting together as a single class, shall be entitled to elect any remaining members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(c)        Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided,

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however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Director’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6.         Protective Provisions.

(a)        So long as at least 1,000,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis:

(i)        effect a Liquidation Transaction;

(ii)       alter or change the rights, preferences or privileges of the shares of a series of Preferred Stock so as to adversely affect such shares;

(iii)      increase or decrease (other than by conversion) the total number of authorized shares of the Preferred Stock;

(iv)      authorize or issue (by reclassification, merger or otherwise), any other equity security, including any security (other than Series A, Series B, Series C or Series D Preferred Stock and securities convertible into or exercisable for Series A, Series B, Series C or Series D Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A, Series B, Series C or Series D Preferred Stock with respect to dividends, liquidation or redemption;

(v)       redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock: provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(vi)      pay or declare any dividend on any shares of Common Stock or Preferred Stock;

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(vii)     mortgage, pledge or create a security interest in all or substantially all of the assets of the Corporation, unless otherwise unanimously approved by the Board of Directors;

(viii)    permit any subsidiary to mortgage, pledge or create a security interest in all or substantially all of the assets of such subsidiary, unless otherwise unanimously approved by the Board of Directors;

(ix)      permit any subsidiary to hold equity securities in any entity that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, unless otherwise unanimously approved by the Board of Directors;

(x)        hold equity securities in any entity that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, unless otherwise unanimously approved by the Board of Directors;

(xi)      make any loan or advances to employees of the Corporation except in the ordinary course of business in connection with travel or salary advances, unless otherwise unanimously approved by the Board of Directors; provided, however, that this restriction shall not apply to loans to employees of the Corporation in connection with the purchase of shares of capital stock of the Corporation;

(xii)     guarantee indebtedness of any third party, unless otherwise unanimously approved by the Board of Directors;

(xiii)    increase the number of shares authorized under any equity incentive or stock plan of the Corporation;

(xiv)    amend, waive or alter any provision of the Amended and Restated Certificate of Incorporation or Bylaws, as amended, to as to adversely change the rights, preferences or privileges of the shares of Series A, Series B, Series C or Series D Preferred Stock; or

(xv)     increase the size of the Board of Directors.

(b)       So long as at least 1,000,000 shares of Series D Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate series and on an as-converted basis:

(i)        alter or change the rights, preferences or privileges of the shares of the Series D Preferred Stock so as to adversely affect such shares;

(ii)       alter or change the rights, preferences or privileges of the shares of a series of Preferred Stock other than shares of the Series D Preferred Stock so as to adversely affect the shares of the Series D Preferred Stock; or

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(iii)      increase the total number of authorized shares of the Series D Preferred Stock.

7.         Status of Converted Stock.   In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C)      Common Stock.

8.         Dividend Rights.   Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

9.         Liquidation Rights.   Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

10.       Redemption.   The Common Stock is not redeemable at the option of the holder.

11.       Voting Rights.   Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or necessary for conversion of Preferred Stock) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

Except as otherwise set forth herein, the Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A)      To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as

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a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

(B)       The Corporation shall indemnify to the fullest extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

(C)       Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

*    *    *

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The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at San Francisco, California, March 18, 2011.

/s/ Alexander Mehr
Alexander Mehr, President and Co-Chief Executive Officer